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                                                                    Exhibit 23.1

      REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Virtusa Corporation and Subsidiaries:

The audits referred to in our report dated August 25, 2006, except as to note 17, which is as of April 5, 2007, included the related financial statement schedule as of March 31, 2006, and for each of the years in the three-year period ended March 31, 2006, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in note 3 to the consolidated financial statements, the Company changed its method of accounting for share-based payments effective April 1, 2005.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Boston, Massachusetts
April 5, 2007